Exhibit 3.2

FIRST AMENDMENT TO

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

OXFORD RESOURCES GP, LLC

This First Amendment to Third Amended and Restated Limited Liability Company Agreement of Oxford Resources GP, LLC (this “Amendment”) is made and entered into as of June 24, 2013 by and among Members holding a Majority Interest and the Holders (as defined in this Amendment), for the purpose of amending the Third Amended and Restated Limited Liability Company Agreement of Oxford Resources GP, LLC dated January 1, 2011 (the “LLC Agreement”). Unless otherwise specified, capitalized terms used but not defined herein shall have the meanings ascribed to them in the LLC Agreement.

W I T N E S S E T H:

WHEREAS, in accordance with Section 16.05 of the LLC Agreement, the LLC Agreement may be amended or restated only by a written instrument approved by Members holding a Majority Interest;

WHEREAS, at the time of this Amendment, the parties hereto represent Members holding a Majority Interest; and

WHEREAS, the parties hereto desire to amend the LLC Agreement as specified below;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the LLC Agreement is hereby amended as follows:

Section 1.     Amendments to LLC Agreement

(a)     Amendment to Section 1.01. Section 1.01 of the LLC Agreement is hereby amended by restating the definition of “Investors’ Rights Agreement” to read as follows:

“Investors’ Rights Agreement” means that certain Investors’ Rights Agreement dated as of August 24, 2007 among the Partnership, the Company, AIM Oxford, C&T Coal, CCU and TTU, as amended from time to time.

(b)     Further Amendment to Section 1.01. Section 1.01 of the LLC Agreement is hereby amended to add the following definitions:

“AIM Director” means any Director who has been elected to the Board in compliance with the Investors’ Rights Agreement other than any C&T Director, any Lenders’ Designated Director or any Independent Director.

“Applicable Ratio” means, with respect to a Holder, a percentage, the numerator of which is the number of Class B Units subject to the Warrant held by such Holder and the denominator of which is the number of Class B Units subject to all Warrants.

“C&T Director” means any Director who has been designated by C&T Coal and elected to the Board in compliance with the Investors’ Rights Agreement, and, for the avoidance of doubt, does not mean any AIM Director, any Lenders’ Designated Director or any Independent Director.

“Financing Agreement” has the meaning given such term in the Investors’ Rights Agreement.

“Holders” means Oxford Resource Holdings, LLC, A 544 Acquisition LLC and A 544 Acquisition-B LLC.

“Lenders” has the meaning given such term in the Investors’ Rights Agreement.

“Lenders’ Designated Director” means any Director who has been designated by the Lenders and elected to the Board as a Lenders’ Designated Director as defined in and in compliance with the Investors’ Rights Agreement, and, for the avoidance of doubt, does not mean any AIM Director, any C&T Director or any Independent Director.

“Penny Warrants” means Warrants which have an exercise price of one cent ($0.01) or an otherwise nominal exercise price.

“Warrants” means the General Partner Warrants (as defined in the Warrant Agreement) issued to the Holders pursuant to the Warrant Agreement representing the right to acquire Class B Units of the Company.

“Warrant Agreement” means that certain Warrant Issuance Agreement, dated as of the date hereof, to which the Company and the Holders are parties.

“Warrant Exercised Unit” means any Penny Warrant which, for the avoidance of doubt, includes the Warrants upon the Company’s issuance thereof, and any Class B Unit issued by the Company upon the exercise thereof.

“Warrant Purchase Price” means the amount that a Holder is deemed to have paid for the Warrant held by such Holder as determined by multiplying the fair market value allocated to the Warrants pursuant to Section 1(b) of the Warrant Agreement by such Holder’s Applicable Ratio.

(c)     Amendment to Section 3.01(d). Section 3.01(d) of the LLC Agreement is hereby amended and restated in its entirety to read as follows:

(d) Except as specifically and unconditionally required by Applicable Law, pursuant to Section 18-302 of the Act or pursuant to the terms of this Agreement, the Members agree that the Class B Units shall have no voting rights and the Class B Members shall have no right to vote the Class B Units.

(d)     Amendment to Section 3.01(e). Section 3.01(e) of the LLC Agreement is hereby amended and restated in its entirety to read as follows:

(e)     The Members intend that each Class B Unit, other than Warrant Exercised Units, shall constitute a “profits interest” for U.S. federal income tax purposes as of the date of issuance of such Class B Unit, within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191.

(e)     Amendment to Section 3.01. Section 3.01 of the LLC Agreement is hereby amended by adding thereto at the end thereof the following new Section 3.01(f):

(f)     The holders of the Warrants shall automatically become Members upon exercise of the Warrants and compliance with the terms thereof and without any further action of the Board, any Officer or any Member. The Board shall immediately update Exhibit A upon the issuance of any Warrant Exercised Units.

(f)     Amendment to Section 4.04. Section 4.04 of the LLC Agreement is hereby amended and restated in its entirety to read as follows:

Section 4.04 Restrictions on Hypothecation

A Member may pledge its Class A Units to a third party lender with the consent of the Board, which will be provided within ten Business Days from such time as the Board has received a written request therefor so long as the Member requesting the consent has provided to the Company documentation satisfactory to the Board that the proposed lender has agreed to notify the Company of any default that may result in the lender becoming the owner of, or selling or otherwise disposing of, such Class A Units and has further agreed to allow the Company to purchase the Class A Units for an amount not to exceed the amount equal to the lesser of (a) the fair market value of the pledged Class A Units and (b) the indebtedness secured by such lender’s lien on the pledged Class A Units. In the event the Company exercises its right hereunder to purchase the Class A Units from the lender upon a default by the Member, such Member shall lose any right it may have to designate directors, if applicable. A Member may not pledge its Class B Units, except that a holder of Warrant Exercised Units may pledge its Class B Units to the extent provided in the definition of Permitted Transfers. Notwithstanding the foregoing, the Members are permitted to pledge their Units to the lenders under any credit facilities of the Partnership and any renewals, refinancings or replacements thereof.

(g)     Amendment to Section 6.01. Section 6.01 of the LLC Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.01 Issuance of Additional Units.

(a)     In order to raise capital or acquire assets, to redeem or retire any Company debt or for any other proper purpose consistent with the purposes of the Company, the Company may from time to time issue Units to Members or any other Persons (and, in connection with the issuance thereof, may accept additional contributions from such Persons and admit any such Persons to the Company as Members), in each case without the approval of the Members. There shall be no limit on the number of Units that may be so issued. The Board shall have full and absolute discretion in determining in good faith the consideration therefor and the other terms and conditions with respect thereto. In connection with any such issuance, the Board shall do all other things it shall determine are necessary or appropriate, including the filing of any certificates or other documents with any federal, state or other governmental agency. The admission of any Person as a Member upon the issuance of Units pursuant to this Section 6.01 shall be effective only after the new Member has executed and delivered to the Board a document, in form and substance satisfactory to the Board, that (a) sets forth the notice address of such new Member and (b) includes an agreement on the part of such new Member to be bound by the provisions of this Agreement. The Board shall have the power to amend this Agreement as necessary to reflect the issuance of Units (including the power to amend Exhibit A), and such an amendment need be executed only by a Proper Officer.

(b)

(i)     If the Company offers to issue or sell any Units (or any securities containing options, warrants or rights to acquire Units or any securities convertible or exchangeable for Units) to any Person (an “Acquiring Person”), the Company shall offer to sell to the holders of Warrant Exercised Units a portion of such Units equal to the quotient determined by dividing (A) the number of Units held by such holder of Warrant Exercised Units at such time by (B) the total number of Units outstanding immediately prior to such issuance (a “Preemptive Right”). Each holder of Warrant Exercised Units shall be entitled to purchase such Units on the same terms and conditions as are offered to the Acquiring Person; provided that, if the consideration is in any form other than cash, the holders of Warrant Exercised Units shall have the right to exercise the Preemptive Right by purchasing such securities with cash with a value equivalent to the value attributed to the non-cash consideration being paid to the Company by the Acquiring Person (as determined by mutual agreement of the Company and the participating holders).

(ii) The Company shall send written notice of a Preemptive Right (the “Preemptive Rights Notice”) to each holder of Warrant Exercised Units. The Preemptive Rights Notice shall set forth all of the terms and conditions of the Preemptive Right.

(iii) Each holder of Warrant Exercised Units shall have the right, exercisable by delivery of notice to the Company at any time within 20 days of delivery of the Preemptive Rights Notice, to exercise all or part of its Preemptive Right.

(iv) The Acquiring Person and the holders of Warrant Exercised Units shall make their purchase of all of their respective Units proposed to be purchased by them from the Partnership at not less than the price and upon terms and conditions, if any, not more favorable, individually and in the aggregate, from the Company than those in the Preemptive Rights Notice at the time and place provided for closing in the Preemptive Rights Notice, or at such other time and/or place as the holders of Warrant Exercised Units, the Acquiring Person and the Company shall agree.

(v) If the sale or issuance giving rise to the Preemptive Right has not occurred within 60 days of the date of the Preemptive Rights Notice, the provisions of Section 6.01(b) shall, if such issuance or sale is thereafter sought to be completed, be reapplied to such issuance or sale.

(vi)For purposes of this Section 6.01, each holder of Warrants shall be deemed to own as outstanding Units all Warrant Exercised Units which are subject to and would be issued upon exercise of the Warrants held by such Member assuming payment of the exercise price therefor in cash.

(h)     Amendment to Article VI. Article VI of the LLC Agreement is hereby amended by adding thereto the following new Section 6.05:

6.05 Treatment of Certain Warrants.

All Penny Warrants shall be treated as Warrant Exercised Units from the date of issuance thereof and, for the avoidance of doubt, Articles III, IV, VI, VII, VIII, IX, XI,  XIII, XIV, XV and XVI of this Agreement shall be interpreted accordingly as necessary to ensure that allocations, distributions, capital accounts, tax reporting and tax elections are all undertaken by the Company in a manner consistent with such treatment.  In accordance therewith, upon the issuance of such Penny Warrants, the Company shall adjust the Gross Asset Value of the Company's assets pursuant to clause (ii)(A) of the definition of Gross Asset Value and shall adjust the Members' Capital Accounts accordingly. Immediately following such adjustment, the aggregate balances of all Members' Capital Accounts shall equal $66,666.67, of which $10,000 shall be the aggregate balances of the Capital Accounts of the holders of the Penny Warrants.

(i)     Amendment to Article VII. Article VII of the LLC Agreement is hereby amended by adding thereto the following new Section 7.08:

7.08 Capital Contribution by Holders of the Warrant Exercised Units.

Each holder of the Warrant Exercised Units shall, for all purposes of this Agreement, be treated as having made a Capital Contribution to the Company in an amount equal to such Holder’s Warrant Purchase Price.

(j)     Amendment to Section 9.02. Section 9.02 of the LLC Agreement is hereby amended and restated in its entirety to read as follows:

Section 9.02 Number; Qualification; Tenure.

Unless and until hereafter changed, the number of directors constituting the Board are authorized to be between three and fifteen (each, a “Director” and, collectively, the “Directors”). The Members holding a Majority Interest may at any time adopt a resolution to change the number of authorized Directors and/or to fix the actual number of Directors constituting the Board; provided that in no event shall the number be reduced below the number necessary to permit the Lenders’ Designated Director to be appointed to the Board. A Director need not be a Member. Other than the Lenders’ Designated Director, who shall be designated in accordance with the terms of the Investors’ Rights Agreement, the Directors shall be elected annually by a plurality vote of the Class A Members and each such Director shall hold office until his successor shall have been elected and qualified, or until earlier death, resignation or removal of such Director; provided that the Lenders’ Designated Director shall only be removed and replaced in accordance with the terms of the Investors’ Rights Agreement.” As of June 24, 2013, the actual number of Directors constituting the Board is fixed at seven, with the composition thereof consisting of one C&T Director, three Independent Directors and three AIM Directors, and with the Lenders not having elected as of such date to designate a Lenders’ Designated Director.

(k)     Amendment to Section 9.07. Section 9.07 of the LLC Agreement is hereby amended and restated in its entirety to read as follows:

Section 9.07 Action by Consent of Board.

Except as otherwise required by Applicable Law, all decisions of the Board shall require the affirmative vote of a majority of the Directors (including at least one AIM Director) present at a meeting at which a quorum, as described in Section 9.09, is present. To the extent permitted by Applicable Law, the Board may act without a meeting so long as all Directors shall have executed a written consent with respect to any Board action taken in lieu of a meeting.

(l)     Amendment to Section 9.09. Section 9.09 of the LLC Agreement is hereby amended and restated in its entirety to read as follows:

Section 9.09 Quorum.

A majority of the Directors (including at least one AIM Director), present in person or participating in accordance with Section 9.08, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present in person or participating in accordance with Section 9.08 may adjourn the meeting from time to time without further notice. The Directors so present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

(m)     Amendment to Section 9.10. Section 9.10 of the LLC Agreement is hereby amended and restated in its entirety to read as follows:

Section 9.10 Vacancies; Increases in the Number of Directors.

Subject to the terms of the Investors’ Rights Agreement, vacancies and newly created directorships resulting from any increase in the fixed number of Directors shall be filled by Members holding a Majority Interest, and any Director so chosen shall hold office until the next annual election and until his successor shall be duly elected and shall qualify, unless sooner displaced, provided, however, that Members holding a Majority Interest may choose not to fill the vacancy or newly created directorship and, in the event of such a choice, such vacancy or newly created directorship shall remain unfilled until such time as it may be filled by Members holding a Majority Interest or the size of the Board is reduced pursuant to Section 9.02.

(n)     Amendment to Section 9.11. Section 9.11 of the LLC Agreement is hereby amended by adding thereto at the end thereof the following new subsection (f):

(f) During any period when the Lenders have the right to designate and have designated a Lenders’ Designated Director, the Lenders’ Designated Director shall have the right to serve as a member of each committee of the Board (so long as the rules of The New York Stock Exchange, Inc. do not require that any such committee be comprised solely of independent directors).

(o)     Amendment to Section 9.12. Section 9.12 of the LLC Agreement is hereby amended and restated in its entirety to read as follows:

Section 9.12 Removal.

Other than the Lenders’ Designated Director who shall serve at the will of the Lenders, any Director (including the Chairman of the Board) or the entire Board (other than the Lender Designated Director) may be removed, with or without cause, by Members holding a Majority Interest.

(p)     Amendment to Article IX. The LLC Agreement is hereby amended by adding thereto the following new Section 9.13:

Section 9.13 Affiliate Transactions

Notwithstanding anything contained herein to the contrary, without the prior vote or written consent of the holders of a majority of the outstanding Warrant Exercised Units, the Company shall not and shall not consent to, or cause or permit any subsidiary of the Company to engage in any transaction, agreement, understanding or arrangement with, any Sponsor Holder, any Affiliate of a Sponsor Holder or any other Affiliate of the Company, other than the Partnership, unless, in each case, such transaction, agreement, understanding or arrangement is approved by a majority of the Independent Directors (or at least one Independent Director if there is only one Independent Director on the Board or the Lenders’ Designated Director, if there is no Independent Director on the Board), with such approving Person or Persons having determined that such transaction, agreement, understanding or arrangement is on terms no less favorable to the Company than would be had with an unaffiliated third party on an arms-length basis. For purposes of this Section 9.13, each holder of Warrants shall be deemed to own as outstanding Units all Warrant Exercised Units which are subject to and would be issued upon exercise of the Warrants held by such Member assuming payment of the exercise price therefor in cash.

(q)     Amendment to Section 11.02. The first sentence of Section 11.02 of the LLC Agreement is hereby amended and restated in its entirety to read as follows:

Written notice of a meeting called pursuant to Section 11.01 shall be given to the Members entitled to vote at such meeting and to the holders of the Warrant Exercised Units.

(r)     Amendment to Section 16.02. Section 16.02 of the LLC Agreement is hereby amended to add the following at the end thereof:

To the Holders of Warrant Exercised Units:

To the notice address provided to the Company by each of such holders.

(s)     Amendment to Section 16.05. Section 16.05 of the LLC Agreement is hereby amended and restated to read in its entirety as follows:

Section 16.05 Amendment or Restatement.

Except as provided in Sections 2.03, 3.01 and 6.01, and Exhibit A, this Agreement (including any Exhibit hereto) or the Delaware Certificate may be waived, amended or restated only by a written instrument approved by (i) Members holding a Majority Interest and (ii) if and to the extent adversely affecting the rights of the holders of Warrant Exercised Units differently than the rights of the holders of any other Units, Members holding a majority of the Warrant Exercised Units. Notwithstanding the foregoing, no amendment to or waiver of Section 3.02(a), Section 6.01(b), Section 6.05, Section 7.02, this Section 16.05, Section 16.13, the definition of “Permitted Transfer” in Exhibit B, Section 5A of Exhibit B or Section 6A of Exhibit B, and during the term of the Financing Agreement no amendment to or waiver of Section 2.04(a), Section 9.11(f), Section 9.12 or Section 9.13, shall be effective as it relates to the holders of Warrant Exercised Units without the approval of Members holding a majority of the Warrant Exercised Units.

(t)     Amendment to Article XVI. Article XVI of the LLC Agreement is hereby amended by adding thereto the following new Section 16.13:

Section 16.13 Holders.

The Holders shall, from and after June 24, 2013, be parties to this Agreement, bound by the terms and conditions hereof and entitled to their rights, subject to their obligations, set forth herein.

(u)     Amendments to Exhibit B. Exhibit B to the LLC Agreement (“Exhibit B”) is hereby amended and restated as follows:

(i)     The introductory paragraph of Exhibit B is hereby amended and restated to read as follows:

Set forth below are the additional terms and conditions that are applicable to the Class A Units and the Class B Units, as the case may be. Class B Units have been granted by the Company to each Executive to provide each Executive with incentive compensation. Each Executive acknowledges and agrees that an integral component of such incentive compensation includes the forfeiture and other terms and provisions set forth in this Exhibit B that are applicable to such Executive’s Class B Units and, absent these provisions, the Company would not have granted such Class B Units to such Executive. Class B Units may also be issued to holders of Warrants which are defined as Warrant Exercised Units in the LLC Agreement. Each such holder of a Warrant acknowledges and agrees that an integral component of the issuance of such Warrant to it and the grant of rights thereunder to purchase Class B Units includes the terms and provisions set forth in this Exhibit B that are applicable to all Class B Units issued to such holder and, absent these provisions, the Company would not have issued such Warrant to such holder.

(ii)     The definition of “Other Termination Event” in Exhibit B is hereby amended by modifying clause (i) thereof to read in its entirety as follows:

(i) with respect to an Executive, any termination of the applicable Executive’s employment with the Company other than (a) a termination by the Company for Cause, (b) a termination upon such Executive’s death or (c) a termination by the Company due to such Executive’s Disability;

(iii)     The definition of “Other Termination Event” in Exhibit B is hereby further amended by adding the following at the end thereof:

For the avoidance of doubt, this definition shall only apply to Executives and shall not apply to holders of Warrant Exercised Units or their Permitted Transferees.

(iv)     The definition of “Permitted Transfer” in Exhibit B is hereby amended by modifying clause (v) thereof to read in its entirety as follows:

(v)           with respect to an Executive, upon the death or Disability of such Executive, any Transfer to such Executive’s spouse, children, parents or siblings or to a trust for the benefit of any of them.

(v)     The definition of “Permitted Transfer” in Exhibit B is hereby amended by adding the following at the end thereof:

With respect to any Warrant Exercised Units, the following shall be Permitted Transfers: (i) any Transfer that is approved by the Board, in its sole and absolute discretion; (ii) any Transfer pursuant to Section 5 or 6 of this Exhibit B; (iii) any Transfer by a holder of Warrant Exercised Units to its Affiliates; (iv) any Transfer constituting a bona fide pledge of the Units by a holder of Warrant Exercised Units or its Affiliates in connection with a bona fide margin account or any other margin loan entered into by such holder or its Affiliates in the ordinary course of business; (v) any Transfer to the Company pursuant to the terms of the Warrants; or (vi) any Transfer of Warrant Exercised Units together with any of the loans made by the Lenders to the Partnership or its Affiliates.

(vi)     Section 2 of Exhibit B is hereby amended by modifying the heading thereto and adding immediately thereafter an introductory paragraph to read as follows:

2.             Forfeiture of Class B Units by Executives.

The following provisions shall be applicable to the forfeiture of Class B Units by Executives:

(vii)     Section 4 of Exhibit B is hereby amended by modifying the heading thereto and adding immediately thereafter an introductory paragraph to read as follows:

4.             Call by the Company of Class B Units of Executives. The following provisions shall be applicable to a call by the Company of Class B Units of Executives:

(viii)     Section 5 of Exhibit B is hereby amended by modifying the heading thereto and introductory paragraph thereof to read as follows:

5.            Tag Along for Executives. Subject to Section 5(c) of this Exhibit B, no holder of Class A Units shall Transfer Class A Units to a third party without complying with the terms and conditions set forth in this Section 5 as they relate to Executives, as applicable.

(ix)     Exhibit B is hereby amended by adding thereto a new Section 5A to read as follows:

5A.          Tag Along for Holders of Warrant Exercised Units. Subject to Section 5A(c) of this Exhibit B, no holder of Class A Units shall Transfer Class A Units to a third party without complying with the terms and conditions set forth in this Section 5A as they relate to the holders of Warrant Exercised Units (the “5A Holders”), as applicable.

(a)          If one or more Sponsor Holders or any of their direct or remote Transferees (collectively, the “5A Sponsor Holders”) desire to Transfer more than ten percent (10%) of the Class A Units held by the 5A Sponsor Unitholders (such 5A Sponsor Holders, collectively the “5A Initiating Unitholders”) in a single transaction or a series of similar or related transactions, such 5A Initiating Unitholders shall give not less than ten (10) Business Days prior written notice of such intended Transfer to each of the 5A Holders and to the Company. Such notice (the “5A Participation Notice”) shall set forth the terms and conditions of such proposed Transfer, including the name of the prospective Transferee, the number of Units proposed to be Transferred (the “5A Participation Securities”) by the 5A Initiating Unitholders, the purchase price per Unit proposed to be paid therefor and the payment terms and type of Transfer to be effectuated. Within five (5) Business Days following the delivery of the 5A Participation Notice by the 5A Initiating Unitholders to each 5A Holder and to the Company, each 5A Holder shall have the right, by notice in writing to the 5A Initiating Unitholders and to the Company, to elect to Transfer to the purchasers in such proposed Transfer (upon the same terms and conditions as the 5A Initiating Unitholders) the same percentage of the Units represented by the Warrant Exercised Units held by each 5A Holder (the “5A Units”) as the percentage of Units the 5A Initiating Unitholders are Transferring in the same transaction (such 5A Holders who so elect, collectively the “5A Participating Offerees”). The amount of Participation Securities to be Transferred by the 5A Initiating Unitholders shall be ratably reduced to the extent necessary to provide for such sales of 5A Units by the 5A Participating Offerees.

(b)          At the closing of any proposed Transfer in respect of which a 5A Participation Notice has been delivered, the 5A Initiating Unitholders, together with all 5A Participating Offerees, as the case may be, shall deliver to the proposed Transferee certificates evidencing the Units (including 5A Units), if any and as applicable, to be sold, free and clear of all Claims and Encumbrances, together with unit powers duly endorsed, and shall receive in exchange therefor the same per-Unit consideration in respect of such Units which are Transferred by such person in such proposed Transfer. In connection with any such Transfer, the representations and warranties of a 5A Participating Offeree shall be limited to matters that relate specifically to such 5A Participating Offeree such as due organization and authorization, no violation, title and ownership and investor status, and such 5A Participating Offeree shall have no obligation to make (i) representations and warranties as to the Company or other holders of Units or (ii) any non-competition or non-solicitation covenant or any agreement limiting the business in which the 5A Participating Offeree (or its Affiliates) may engage; provided, however, that each 5A Participating Offeree may be required to indemnify the Transferee on a several and not joint basis on terms no less favorable than the indemnification provided by the 5A Initiating Unitholder to the Transferee (taking into account the relative ownership of Units being Transferred in such transaction), which such indemnification liability for all matters shall not exceed the aggregate value of the consideration received by the 5A Participating Offeree in connection with such Transfer.

(c)           The provisions of this Section 5A shall not apply to (i) other Permitted Transfers, (ii) any Transfer pursuant to or after a Company Public Offering and (iii) Exempt Transfers; provided that any direct or remote Transferee of Class A Units from a 5A Sponsor Holder in a Transfer prior to a Company Public Offering shall automatically succeed to the rights and obligations of the Transferor thereof under this Section 5A.

(x)     Section 6 of Exhibit B is hereby amended by modifying the heading thereto and adding immediately thereafter an introductory paragraph to read as follows:

6.             Drag Along for Executives. The following provisions shall apply with respect to drag alongs for Executives.

(xi)     Exhibit B is hereby amended by adding thereto a new Section 6A to read as follows:

6A.          Drag Along for Holders of Warrant Exercised Units. The following provisions shall apply with respect to drag along rights for the holders of Warrant Exercised Units (the “6A Holders”).

(a)          If one or more Sponsor Holders (“6A Sponsor Holders”) elect to Transfer to any Person or Persons that is not one of the 6A Sponsor Holders or an Affiliate of either of the 6A Sponsor Holders in a bona fide arms’-length transaction or series of related transactions at least the Requisite Amount of Class A Units (as defined below) held by the 6A Sponsor Holders (a “Sale Event”), then, upon ten (10) Business Days written notice from the 6A Sponsor Holders to the 6A Holders, which notice shall include a description of all of the terms and conditions of the proposed Transfer, including the proposed time and place of closing, the consideration to be received, the identity of the purchaser (and its controlling owners) and the amount of the 6A Sponsor Holders’ Class A Units to be Transferred, along with information that establishes that the 6A Sponsor Holders’ Class A Units to be Transferred are equal to or greater than the Requisite Amount of Class A Units (the “Sale Request”), each 6A Holder shall be obligated to and shall (i) Transfer and deliver, or cause to be Transferred and delivered, to such Person the same percentage of Class B Units represented by its Warrant Exercised Units (the “6A Units”) as the percentage of Class A Units the 6A Sponsor Holders are Transferring in the same transaction at the closing thereof (and will deliver certificates for all of such Units, if any and as applicable, at the closing, free and clear of all Claims and Encumbrances, together with unit powers duly endorsed); (ii) execute, deliver and agree to be bound by the terms of any agreement for the Transfer of such 6A Units and any other agreement, instrument or certificates necessary to effectuate such Transfer; provided, however, that, notwithstanding anything herein to the contrary, in connection with any Transfer pursuant to this Section 6A, the representations and warranties to be made by each 6A Holder in such agreement shall be limited to matters that specifically relate to such 6A Holder such as due organization and authorization, no violation, title and ownership and investor status, and each 6A Holder shall have no obligation to make (i) representations and warranties as to the Company or others or (ii) any non-competition or non-solicitation covenant or any agreement limiting the business in which the 6A Holder (or its Affiliates) may engage; and provided, further, that each 6A Holder may be required to indemnify the Transferee on a several but not joint basis on terms no less favorable than the indemnification provided by the 6A Sponsor Holders to the Transferee (taking into account the relative ownership of Units being Transferred in such transaction), which such indemnification liability for all matters shall not exceed the aggregate value of the consideration received by each 6A Holder in connection with such Transfer. For purposes hereof, the “Requisite Amount of Class A Units” is (i) that number of Class A Units which, when combined with the 6A Units, is more than fifty percent (50%) of the outstanding Units, where (ii) not less than thirty percent (30%) of the outstanding Units being Transferred are held by a single 6A Sponsor Holder and its Affiliates.

(b)          The provisions of Section 6A(a) of this Exhibit B shall not apply to any Transfer (i) pursuant to or after a Company Public Offering or (ii) pursuant to any other Permitted Transfer, provided that any direct or remote Transferee of Class A Units from a 6A Sponsor Holder in a Transfer prior to a Company Public Offering shall automatically succeed to the rights and obligations of the Transferor thereof under this Section 6A.

(c)          If the Sale Event has not occurred within 90 days of the date of the Sale Request, the provisions of Section 6A(a) of this Exhibit B applicable to such Sale Event shall, if such Sale Event is thereafter sought to be completed, be reapplied to such Sale Event.

(xii)     Section 8 of Exhibit B is hereby amended by modifying the introductory paragraph thereof to read in its entirety as follows:

This Section 8 applies upon the divorce of an Executive holding Class B Units, but only with respect to the Class B Units held by such Executive.

Section 2.     General Provisions.

(a)     Modifications. No amendments or modifications of this Amendment shall be valid unless such amendments or modifications are made in accordance with Section 16.05 of the LLC Agreement.

(b)     Counterparts. This Amendment may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered (including by facsimile) to the other parties hereto.

(c)     Governing Law; Severability. THIS AMENDMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AMENDMENT TO THE LAWS OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Amendment and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Amendment contains a provision addressing the same issue or subject matter. If any provision of the Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Amendment contains a provision addressing the same issue or subject matter. If any provision of this Amendment or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Amendment and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

(d)     Status of LLC Agreement. Except as amended by this Amendment, all other terms of the LLC Agreement shall continue in full force and effect and remain unchanged and are hereby confirmed in all respects by the parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned, constituting Members holding a Majority Interest, have duly executed and adopted this Amendment as of the date first set forth above.

AIM OXFORD HOLDINGS, LLC

By: AIM Coal Management, LLC, its Manager

By:	/s/ Matthew P. Carbone
Name:	Matthew P. Carbone
Title:	Member

C&T COAL, INC.

By:	/s/ Charles C. Ungurean
Name:	Charles C. Ungurean
Title:	President

FIRST AMENDMENT TO
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
OXFORD RESOURCES GP, LLC

SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned Holder has duly executed and adopted this Amendment as of the date first set forth above.

HOLDER:

OXFORD RESOURCE HOLDINGS, LLC

TENNENBAUM OPPORTUNITIES

PARTNERS V, LP , Its Member

By Tennenbaum Capital Partners, LLC, Its

Investment Manager

By:/s/ Howard M. Levkowitz

Name: Howard M. Levkowitz

Title: Managing Partner

TENNENBAUM OPPORTUNITIES FUND VI,

LLC , Its Member

By Tennenbaum Capital Partners, LLC, Its

Investment Manager

By:/s/ Howard M. Levkowitz

Name: Howard M. Levkowitz

Title: Managing Partner

FIRST AMENDMENT TO
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
OXFORD RESOURCES GP, LLC

SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned Holder has duly executed and adopted this Amendment as of the date first set forth above.

HOLDER:

A544 ACQUISITION LLC

By:  PIMCO Distressed Credit Fund, L.P.,

its managing member

By:  PIMCO GP VII, its general partner

By:  Pacific Investment Management Company

LLC, its managing member

By:   /s/ Adam L. Gubner

Name: Adam L. Gubner

Title: SVP

FIRST AMENDMENT TO
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
OXFORD RESOURCES GP, LLC

SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned Holder has duly executed and adopted this Amendment as of the date first set forth above.

HOLDER:

A544 ACQUISITION-B LLC

By:  PIMCO Distressed Credit Fund B, L.P.,

its managing member

By:  PIMCO GP VII, its general partner

By:  Pacific Investment Management Company

LLC, its managing member

By:   /s/ Adam L. Gubner

Name: Adam L. Gubner

Title: SVP

FIRST AMENDMENT TO
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
OXFORD RESOURCES GP, LLC

SIGNATURE PAGE